Exhibit 99.1

Dear U.S. Physical Therapy Shareholder:
2019 seems like a lifetime ago already. So much has happened in our world and in our communities since January 2020 rolled around. I want our shareholders to know that I am very proud of the work that our entire team does every day. We get to know our patients…get to know their hopes and dreams and often we get to hear about their fears and anxieties as well. All in all, it is a wonderful gift that we get to give…one of hope and restoration, one of improved function and elimination of pain and one of helping them return to the things they love to do. It is my strong hope and belief that we can continue to do great things in the coming years for our patients and their families as well as in the communities where we serve. Here is a brief look back on 2019.
Highlights for the YEAR:
•	Gross Profit grew by 10.6%
•	Gross Margin increased by 90 basis points to 23.3%
•	Physical Therapy Gross Margins increased to 23.6%
•	Physical Therapy Management Contracts Gross Margins improved by 270 basis points
•	Industrial Injury Prevention (IIP) improved Gross Margins by 200 bps to 22.4% despite meaningful integration and scale-related costs associated with the BTE acquisition.
•	IIP Revenue grew by 47.1%
•	Operating income increased 11.8% and our operating margin improved by 70 basis points
•	Same Store Volume and Revenue were extraordinarily strong at 5.8% and 6.3% respectively.
•	We sold some non-strategic assets and produced a nice gain-on-sale of over $5MM
•	We ended up the year slightly positive for net rate despite a challenging environment.
•	Visits/clinic/day increased to an all-time high of 27.6
As we work forward through the challenges presented by COVID-19, I am happy to say that we continue to make good progress. In fact, we are in a much better place than we initially envisioned when the pandemic first took hold in mid-March in the U.S. We expect to resume our acquisition-related expansion at some point this year when we have sufficient data and information to suggest that volumes are at or close to normal levels in companies of interest. We continue to stay actively engaged with the private practice community through frequent speaking opportunities often relating to navigating the challenges that we are all facing thus far in 2020. We remain steadfast in our commitment to safety for our patients as well as employees and will continue to do what is in the best, long-term interest for our stakeholders. Our commitment to finding regulatory and legislative solutions relating to easing unnecessary and redundant regulatory burden; keeping telehealth as a viable, adjunctive care-solution for our patients; and working to assist in the opioid epidemic while insuring we have adequate and fair reimbursement remain a high priority for us and our industry alliance (APTQI: Alliance for Physical Therapy Quality and Innovation). We have made a good deal of progress recently but there is much more work to be done and we will remain actively committed to that work until we achieve our goals.
Thank you for your continued belief in us and in our team. We look forward to getting back to normal as quickly and safely as possible. God Bless!
Sincerely,

Chris Reading, PT
President & CEO